CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM



We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated November 15, 2005, relating to the financial statements and financial highlights which appear in the September 30, 2005 Annual Reports of the Heritage Growth and Income Trust and Heritage Income Trust - High Yield Bond Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Certified Public Accounting Firm" in such Registration Statement.





/s/ PricewaterhouseCoopers LLP
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Tampa Florida
December 23, 2005